Exhibit 10.10(D)

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this "Third Amendment") is made and entered into as of January 14, 2021, by and between HCP LIFE SCIENCE REIT, INC., a Maryland corporation ("Landlord"), and NKARTA, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.

Landlord and Tenant entered into that certain Lease dated May 29, 2018 (the "Original Lease"), as amended by that certain First Amendment to Lease dated April 24, 2019 (the "First Amendment"), and that certain Second Amendment to Lease dated May 5, 2020 (the “Second Amendment” and together with the Original Lease, and the First Amendment, the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises containing approximately 28,469 rentable square feet (collectively, the "Existing Premises") consisting of (i) that certain space containing 7,163 rentable square feet commonly known as Suite 102 on the first (1st) floor of the building located at 6000 Shoreline Court, South San Francisco, California ("Building"), (ii) that certain space approximately 13,772 rentable square feet of space commonly known as Suite 204 on the second (2nd) floor of the Building, and (iii) that certain space consisting of approximately 7,534 rentable square feet of space in Suite 325 on the third (3rd) floor of the Building.

B.

Landlord and Tenant desire (i) to expand the Existing Premises to include that certain space consisting of approximately 5,601 rentable square feet of space in Suite 201 (1,553 rentable square feet) and Suite 203 (4,048 rentable square feet) on the second (2nd) floor of the Building (the "Third Expansion Premises"), as delineated on Exhibit A attached hereto and made a part hereof, and (ii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.

2.Modification of Premises.  Effective as of April 1, 2021 (the "Third Expansion Commencement Date") Tenant shall lease from Landlord and Landlord shall lease to Tenant the Third Expansion Premises.  Tenant hereby acknowledges that Tenant is, and has been, in possession of the Third Expansion Premises pursuant to a sublease with the existing tenant of the Third Expansion Premises, and accordingly shall be in possession of the Third Expansion Premises

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prior to the Third Expansion Commencement Date and therefore Landlord shall have no obligation to deliver the Third Expansion Premises to Tenant (other than to permit Tenant to remain in possession thereof) and Tenant shall remain in occupancy of the same upon the Third Expansion Commencement Date.  Consequently, effective upon the Third Expansion Commencement Date, the Existing Premises shall be increased to include the Third Expansion Premises. The addition of the Third Expansion Premises to the Existing Premises shall, effective as of the Third Expansion Commencement Date, increase the size of the Premises to approximately 34,070 rentable square feet.  The Existing Premises and the Third Expansion Premises may hereinafter collectively be referred to as the "Premises".

3.Lease Term; Option Term.

3.1.Third Expansion Term. Notwithstanding any provision to the contrary contained in the Lease, the term of Tenant's lease of the Third Expansion Premises (the "Third Expansion Term") shall commence on the Third Expansion Commencement Date and shall expire on March 31, 2024 (the "Third Expansion Expiration Date"), unless sooner terminated as provided in the Lease, as hereby amended.

3.2.Option Term. The terms of Section 2.2 of the Lease (as modified by Section 3.2 of the First Amendment and Section 3.2 of the Second Amendment) shall apply to the Existing Premises only, and Tenant shall have no express option to extend the Third Expansion Term with respect to the Third Expansion Premises.

4.Base Rent.

4.1.Existing Premises.  Notwithstanding anything to the contrary in the Lease Tenant shall continue to pay to Landlord monthly installments of Base Rent for the Existing Premises in accordance with the terms of the Lease.

4.2.Third Expansion Premises.  Commencing on the Third Expansion Commencement Date and continuing throughout the Third Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Third Expansion Premises as follows, and otherwise in accordance with the terms of the Lease:

Period During Third Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
April 1, 2021 – March 31, 2022	$218,439.00	$18,203.25	$3.25
April 1, 2022 – March 31, 2023	$226,084.37	$18,840.36	$3.36
April 1, 2023 – March 31, 2024	$233,997.32	$19,499.78	$3.48

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On or before the Third Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Third Expansion Premises for the first full month of the Third Expansion Term.

5.Tenant's Share of Direct Expenses.  Tenant shall continue to pay Tenant's Share of all Direct Expenses (which is 20.9%) which arise or accrue with respect to the Existing Premises in accordance with the terms of the Lease.  Commencing on the Third Expansion Commencement Date and continuing throughout the Third Expansion Term, Tenant shall pay Tenant's share of all Direct Expenses which arise or accrue with respect to the Third Expansion Premises during such period in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses effective as of the Third Expansion Commencement Date, Tenant’s Share with respect only to the Third Expansion Premises only is 4.1%, and with respect to all of the Premises (i.e., the Existing Premises and the Third Expansion Premises) shall equal 25.0%.

6.Tenant Improvements.  Except as specifically set forth herein or in the Tenant Work Letter attached to this Third Amendment as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Third Expansion Premises, and Tenant shall accept the Third Expansion Premises in its presently existing, "as-is" condition, provided that Landlord shall deliver the Third Expansion Premises to Tenant fully decommissioned in good, vacant, broom clean condition, and otherwise in the same condition as of the date of this Third Amendment, in compliance with all Applicable Laws (to the extent necessary to maintain a certificate of occupancy or its legal equivalent for the Third Expansion Premises), with the roof water-tight and shall cause the HVAC systems, plumbing, electrical systems, fire sprinkler system, lighting, emergency generators, and all other Building systems serving the Third Expansion Premises to be in good operating condition and repair and in compliance with Applicable Laws (to the extent necessary to obtain or maintain a certificate of occupancy, or its legal equivalent, for the Third Expansion Premises) as of the Third Expansion Commencement Date.  Additionally, Tenant acknowledges that it shall continue to accept the Existing Premises in its presently existing "as-is" condition, and Landlord shall not be obligated to provide or pay for any improvement work related to the improvement of the Existing Premises, provided that, the foregoing shall not relieve Landlord of any of its maintenance, repair or replacement obligations under the Lease, if any.  Tenant also acknowledges that, except as expressly set forth herein, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Third Expansion Premises, or the Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business in the Existing Premises or the Third Expansion Premises.

7.Warranty.  Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any portion of the HVAC systems, plumbing, electrical systems, fire sprinkler system, lighting, and all other Building systems serving the Third Expansion Premises that malfunctions, fails or becomes inoperable within the first twelve (12) full calendar months of the Third Expansion Term ("Warranty Period"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, "Tenant Damage"), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant (but excluding the Tenant Improvements).  Landlord shall coordinate any such work with Tenant and shall utilize commercially reasonable

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efforts to perform the same in a manner designed to minimize interference with Tenant's use of the Premises.  To the extent repairs which Landlord is required to make pursuant to this Section 7 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.

8.Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than CBRE, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker.  The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

9.Right of First Offer.  Landlord hereby grants to the named Tenant in this Third Amendment (the "Original Tenant"), and any Permitted Transferee or Permitted Assignee, an ongoing right of first offer with respect to (i) that certain space on the second (2nd) floor of the Building containing 5,846 rentable square feet of space commonly known as Suite 202, and (ii) that certain space on the second (2nd) floor of the Building containing 5,858 rentable square feet of space commonly known as Suite 205 (collectively, the "First Offer Space").  Notwithstanding the foregoing, such first offer right of Tenant shall be subordinate to the existing leases of the First Offer Space (including renewals of any such lease, irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease).  Such right of first offer shall also be subordinate to all rights of other tenants of the Project, which rights relate to the First Offer Space and are, as of the date hereof, expressly set forth in existing leases of space in the Project, including, without limitation, any expansion, first offer, first refusal, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (the "Superior Rights").  Notwithstanding any contrary provision in the lease of any Superior Right Holder, such existing rights of any Superior Right Holder shall continue to be Superior Rights in the event that such Superior Right Holder's lease is renewed or otherwise modified (and irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease).  All such current tenants of the First Offer Space, all such third party tenants in the Project holding Superior Rights, and all tenants under "Intervening Leases," as that term is defined in Section 9.5, below, are collectively referred to as the "Superior Right Holders".  Tenant's right of first offer shall be on the terms and conditions set forth in this Section 9.

9.1.Procedure for Offer.  Subject to the terms of this Section 9, Landlord shall notify Tenant (the "First Offer Notice") from time to time when the First Offer Space or any portion thereof will become available for lease to third parties, subject to the rights of any Superior Right Holder.  Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space.  The First Offer Notice shall describe the portion of the First Offer Space then offered to Tenant and the base rent, and other fundamental material economic terms (the “Fundamental Terms”) upon which Landlord is willing to lease such space.

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9.2.Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within seven (7) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the "First Offer Exercise Notice") of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice.  If Tenant does not so notify Landlord within such seven (7) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, that prior to entering a lease with a third party tenant on economic terms which, on a net effective, present value basis, are more than 10% more favorable to the tenant than the Fundamental Terms contained in the First Offer Notice, Landlord shall first deliver a revised First Offer Notice to Tenant on such more favorable terms in accordance with the procedure set forth above and Tenant shall respond to any such “re-offer” within five (5) business days after delivery of such “re-offer” notice.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant in the particular First Offer Notice, and Tenant may not elect to lease only a portion thereof.

9.3.Construction In First Offer Space.  (i) Tenant shall take the First Offer Space in its "as is" condition, and (ii) the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of the Original Lease (in each instance of clauses (i) and (ii), unless otherwise agreed to by the parties). Any improvement allowance to which Tenant may be entitled or Landlord’s work to be performed shall be as set forth in the First Offer Notice.

9.4.Amendment to Lease.  If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 9.  Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant's lease of the First Offer Space shall commence on the date set forth in the First Offer Notice (the "First Offer Commencement Date") and shall terminate on the date set forth in the First Offer Notice.

9.5.Termination of Right of First Offer.  Tenant's rights under this Section 9 shall be personal to the Original Tenant, and any Permitted Transferee or Permitted Assignee, and may only be exercised by the Original Tenant, and any Permitted Transferee or Permitted Assignee (and not any assignee (other than a Permitted Transferee or a Permitted Assignee), sublessee or other transferee of the Original Tenant's interest in the Lease), as the case may be, if the Original Tenant, or Permitted Transferee or Permitted Assignee, as the case may be, occupies the entire Premises.  The right of first offer granted herein shall not terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord and Landlord shall re-offer such space to Tenant upon the expiration or earlier termination of any lease (an "Intervening Lease") entered into by Landlord following Tenant's failure to timely exercise its right to lease the First Offer Space, subject, however, to Landlord's right to renew any such Intervening Lease, irrespective of whether any such renewal is initially set forth in such lease or is subsequently granted or agreed upon, and regardless of whether any such renewal is exercised strictly in accordance with its terms or pursuant to a lease amendment or a new lease.  In addition, any expansion or similar rights granted under an Intervening Lease shall be deemed to be "Superior Rights", and the tenant under any Intervening Lease shall be a "Superior Right Holder". Tenant shall not have the right to lease First Offer Space,

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as provided in this Section 9, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is then in default under the Lease, as amended, beyond the expiration of any applicable notice and cure period set forth in the Lease, as amended.

10.Parking.  Effective as of the Third Expansion Commencement Date and continuing throughout the Third Expansion Term, Tenant shall be entitled to rent up to sixteen (16) additional unreserved parking passes (i.e., three (3) unreserved parking passes per 1,000 rentable square feet of the Third Expansion Premises) in connection with Tenant's lease of the Third Expansion Premises (the "Third Expansion Parking Passes"), subject to and in accordance with the terms of the Lease.

11.Emergency Generator.  Landlord and Tenant hereby acknowledge that Tenant shall have the right to increase its use of the Emergency Generator in the Premises, in proportion to the expansion thereof by the addition of the Third Expansion Premises, subject to and in accordance with Section 6.5 of the Lease.

12.Increase in L-C Amount.  The "L-C", as that term is defined in Section 21.1 of the Lease, currently held by Landlord is in the amount of $412,913.48.  In connection with this Third Amendment, Landlord and Tenant herby agree that the L-C Amount shall be increased by an amount equal to $38,999.56, such that the L-C Amount shall be equal to a new total amount of $451,913.04 (the "New L-C Amount").  Accordingly, on or prior to the Third Expansion Commencement Date, Tenant shall provide Landlord with an amendment to the L-C (in form and content reasonably acceptable to Landlord) in order that the L-C, as amended, is in the New L-C Amount.

13.Certified Access Specialist.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Third Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp).

14.No Further Modification; Conflict.  Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply with respect to the Third Expansion Premises and shall remain unmodified and in full force and effect.  In the event of a conflict between the Lease and this Third Amendment, the terms of this Third Amendment shall prevail.

15.No Deed of Trust.  Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"
HCP LIFE SCIENCE REIT, INC., a Maryland corporation	NKARTA, INC., a Delaware corporation
By: /s/ Scott Bohn Name: Scott Bohn Its: Senior Vice President	By: /s/ Paul Hastings Name: Paul Hastings Date: January 13, 2021 By: Name: Date:_______________________________

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EXHIBIT A

OUTLINE OF THIRD EXPANSION PREMISES

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EXHIBIT B

TENANT WORK LETTER

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